Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-242506 and 333-242506-01

The information contained in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 10, 2020

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 7, 2020

$

Chevron U.S.A. Inc.

$                 % Notes Due

$             Floating Rate Notes Due

$                 % Notes Due

$             Floating Rate Notes Due

$                 % Notes Due

$                 % Notes Due

$                 % Notes Due

Fully and unconditionally guaranteed by

Chevron Corporation

Chevron U.S.A. Inc. (exclusive of its subsidiaries, the “Issuer” or “CUSA”) is offering $         aggregate principal amount of notes due              (the “             notes”), $         aggregate principal amount of notes due             (the “             notes”), $         aggregate principal amount of notes due              (the “            notes”), $         aggregate principal amount of notes due              (the “            notes”), and $         aggregate principal amount of notes due              (the “             notes”).

The Issuer may issue the              notes in a single series with a fixed interest rate, which are referred to as the “             fixed rate notes,” in a single series with a floating interest rate, which are referred to as the “             floating rate notes,” or in two series, one with a fixed interest rate and one with a floating interest rate. The                notes may be issued in a single series with a fixed interest rate, which are referred to as the “             fixed rate notes,” in a single series with a floating interest rate, which are referred to as the “             floating rate notes,” or in two series, one with a fixed interest rate and one with a floating interest rate. The              notes will be issued in a single series with a fixed interest rate. The              notes will be issued in a single series with a fixed interest rate. The              notes will be issued in a single series with a fixed interest rate. The              fixed rate notes, if any, the              fixed rate notes, if any, the          rate notes, the              rate notes, and the              rate notes are collectively referred to as the “fixed rate notes,” and the              floating rate notes, if any, and the              floating rate notes, if any, are referred to as the “floating rate notes.” The fixed rate notes and the floating rate notes are collectively referred to as the “notes.”

The obligations under the notes will be fully and unconditionally guaranteed by Chevron Corporation, the parent company of the Issuer (exclusive of its subsidiaries, the “Guarantor”), on an unsecured and unsubordinated basis and will rank equally to any other unsecured and unsubordinated indebtedness of the Guarantor that is currently outstanding or that the Guarantor may issue in the future.

The              notes will mature on                 ,     , the              notes will mature on                 ,     , the              notes will mature on                 ,     , the              notes will mature on                 ,     , and the              notes will mature on                 ,     . The Issuer will pay interest on the              fixed rate notes, if any, the              fixed rate notes, if any, the              notes, the              notes, and the              notes on              and              of each year starting on                     , 2021, and interest on the floating rate notes, if any, on             ,             ,              and              of each year starting on                     , 2020. The floating rate notes, if any, will bear interest at a floating rate equal to three-month LIBOR plus     %, subject to the provisions set forth under “Description of the Notes—Interest—Floating Rate Notes”; provided, however, that the minimum interest rate on the floating rate notes shall not be less than 0.000%. The Issuer will have the right to redeem the fixed rate notes in whole or in part at any time prior to maturity at the redemption prices described in this prospectus supplement. The floating rate notes will not be redeemable prior to maturity.

	Price to Public(1)		Underwriting Discount		Proceeds Before Expenses to the Issuer
Per Fixed Rate Note		%		%		%
Total	$		$		$
Per Floating Rate Note		%		%		%
Total	$		$		$
Per Fixed Rate Note		%		%		%
Total	$		$		$
Per Floating Rate Note		%		%		%
Total	$		$		$
Per Note		%		%		%
Total	$		$		$
Per Note		%		%		%
Total	$		$		$
Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from , 2020.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks. See “Item 1A. Risk Factors” in Chevron Corporation’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 21, 2020, which is incorporated by reference herein, “Item 1A. Risk Factors” in Chevron Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is incorporated by reference herein, “Item 1A. Risk Factors” in Chevron Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which is incorporated by reference herein, and the “Risk Factors” section on page S-4 for a discussion of factors you should consider carefully before investing in the notes.

The underwriters have agreed to purchase each series of notes on a firm commitment basis. It is expected that delivery of each series of notes will be made through the facilities of The Depository Trust Company, including its participants Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, against payment in New York, New York on or about                     , 2020.

Joint Book-Running Managers

CITIGROUP	BARCLAYS	J.P. MORGAN

BNP PARIBAS	BofA SECURITIES	HSBC	SOCIETE GENERALE

The date of this prospectus supplement is August     , 2020.

Prospectus Supplement

Page
CHEVRON CORPORATION AND CHEVRON U.S.A. INC.	S-1
INFORMATION INCORPORATED BY REFERENCE	S-1
WHERE YOU CAN FIND MORE INFORMATION	S-3
RISK FACTORS	S-4
USE OF PROCEEDS	S-8
CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995	S-9
DESCRIPTION OF THE NOTES	S-11
CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS	S-23
UNDERWRITING	S-27
LEGAL OPINIONS	S-33
EXPERTS	S-33

Prospectus

Page
ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	1
INFORMATION INCORPORATED BY REFERENCE	1
CHEVRON CORPORATION AND CHEVRON U.S.A. INC.	2
USE OF PROCEEDS	2
CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995	3
SUMMARY FINANCIAL INFORMATION	4
DESCRIPTION OF DEBT SECURITIES AND GUARANTEES	6
PLAN OF DISTRIBUTION	16
LEGAL MATTERS	17
EXPERTS	17

We are responsible for the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither Chevron Corporation nor CUSA have, and the underwriters have not, authorized anyone to provide you with different information. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is current only as to the date appearing at the bottom of the cover of those respective documents.

The notes and guarantees are being offered globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes and guarantees in some jurisdictions may be restricted by law. If you possess this prospectus supplement and the accompanying prospectus, you should find out about and observe these restrictions. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. See “Underwriting” commencing on page S-27 of this prospectus supplement for more information.

S-i

CHEVRON CORPORATION AND CHEVRON U.S.A. INC.

Chevron Corporation, a Delaware corporation and the indirect parent company of Chevron U.S.A. Inc., a Pennsylvania corporation, manages its investments in subsidiaries and affiliates and provides administrative, financial, management and technology support to U.S. and international subsidiaries that engage in integrated energy and chemicals operations. Upstream operations consist primarily of exploring for, developing and producing crude oil and natural gas; processing, liquefaction, transportation and regasification associated with liquefied natural gas; transporting crude oil by major international oil export pipelines; transporting, storage and marketing of natural gas; and a gas-to-liquids plant. Downstream operations consist primarily of refining crude oil into petroleum products; marketing of crude oil and refined products; transporting crude oil and refined products by pipeline, marine vessel, motor equipment and rail car; and manufacturing and marketing of commodity petrochemicals, plastics for industrial uses and fuel and lubricant additives.

Chevron U.S.A. Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Chevron Corporation, and its subsidiaries manage and operate most of Chevron’s U.S. businesses, with assets including those related to the exploration and production of crude oil, natural gas and natural gas liquids and those associated with the refining, marketing, supply and distribution of products derived from petroleum, excluding most of the regulated pipeline operations of Chevron. See Note 6 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2019, Note 7 to our Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and “Summary Financial Information” in the accompanying prospectus.

Except as otherwise indicated or the context otherwise requires, references to “Chevron,” “we,” “us” and “our” refer to Chevron Corporation and its consolidated subsidiaries, including CUSA. The terms “Issuer” and “CUSA” mean Chevron U.S.A. Inc., exclusive of its subsidiaries. The term “Guarantor” means Chevron Corporation, exclusive of its subsidiaries, as guarantor of the notes.

Chevron Corporation and CUSA’s executive offices are located at 6001 Bollinger Canyon Road, San Ramon, California 94583 (telephone: (925) 842-1000).

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission (the “Commission”) allows Chevron to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information in documents that we file with it. This means that we can disclose important information to you by referring you to other documents which have been filed separately with the Commission. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and the information that Chevron files with the Commission after the date hereof will automatically update and may supersede this information. We incorporate by reference the documents listed below and any future filings which Chevron makes with the Commission under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the termination of the offering of securities by this prospectus supplement and the accompanying prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with the Commission’s rules.

•	Chevron’s Annual Report on Form 10-K for the year ended December 31, 2019;

•	Chevron’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020;

•

The information contained in Chevron’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April  7, 2020 and incorporated into Part III of Chevron’s Annual Report on Form 10-K for the year ended December 31, 2019; and

•

Chevron’s Current Reports on Form 8-K filed with the Commission on January 3, 2020, February  3, 2020, March  24, 2020, May  12, 2020, May  29, 2020 and July 20, 2020 (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

Upon written or oral request, we will provide, without charge, to each person to whom a copy of this prospectus supplement and the accompanying prospectus has been delivered, a copy of any or all of the documents described above which have been or may be incorporated by reference in this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus. Requests for copies should be directed to:

Chevron Corporation

6001 Bollinger Canyon Road, Building A, Room 2204

San Ramon, California 94583

Attention: Corporation Treasury (Corporate Finance Division)

Telephone: (925) 842-8062

WHERE YOU CAN FIND MORE INFORMATION

Chevron is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements, and other information with the Commission. Chevron’s filings are available to the public over the Internet at its web site (www.chevron.com) or at the Commission’s website (www.sec.gov). Except for the documents specifically incorporated by reference into this prospectus supplement and the accompanying prospectus, information contained on Chevron’s website or that of the Commission that can be accessed through such websites does not constitute a part of this prospectus supplement and the accompanying prospectus. Chevron has included its and the Commission’s website address only as an inactive textual reference and does not intend it to be an active link to such websites. Chevron is not required to, and does not, provide annual reports to holders of its debt securities unless specifically requested to do so.

Chevron Corporation and CUSA have filed a registration statement on Form S-3 with the Commission under the Securities Act of 1933, as amended, relating to the debt securities and guarantees offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement. Some information has been omitted in accordance with the rules and regulations of the Commission. For further information, please refer to the registration statement and the exhibits and schedules filed with it.

RISK FACTORS

Investing in the notes involves risks. Before making a decision to invest in the notes, you should carefully consider the risks described under “Item 1A. Risk Factors” in Chevron’s Annual Report on Form 10-K, filed with the Commission on February 21, 2020, which is incorporated by reference herein, “Item 1A. Risk Factors” in Chevron’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Commission on May 6, 2020, which is incorporated by reference herein, and “Item 1A. Risk Factors” in Chevron’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Commission on August 5, 2020, which is incorporated by reference herein, as well as the risks set forth below.

The risk factors included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including those risk factors in respect of oil supply and demand and public health, encompass, among other things, current market conditions of production oversupply as well as demand reduction due to the novel coronavirus (COVID-19) pandemic which has led to a significant decrease in oil prices. Impacts of the COVID-19 pandemic and geopolitical factors have resulted in a significant decrease in demand for our products and caused a precipitous drop in commodity prices, which has had and is expected to continue to have an adverse, and potentially material adverse, effect on our future financial and operating results. Extended periods of low prices for crude oil are expected to have a material adverse effect on our results of operations, financial condition and liquidity. Among other things, our earnings, cash flows, and capital and exploratory expenditure programs have been and are expected to be negatively affected, as are our production volumes and proved reserves. As a result, the value of our assets may also become impaired in future periods, as they were in the second quarter 2020. In light of the significant uncertainty around the duration and extent of the impact of the COVID-19 pandemic, including as a result of resurgences, management is currently unable to develop with any level of confidence estimates and assumptions that may have a material impact on Chevron’s consolidated financial statements and financial or operational performance in any given period. In addition, the unprecedented nature of such market conditions could cause current management estimates and assumptions to be challenged in hindsight. Any such material adverse change on our results of operations, financial condition or liquidity or impairment of the value of our assets could also result in negative impacts on our credit ratings, which will generally have a negative impact on the market value of the notes. There continues to be uncertainty and unpredictability about the impact of the COVID-19 pandemic on our financial and operating results in future periods. The extent to which the COVID-19 pandemic adversely impacts our future financial and operating results, and for what duration and magnitude, depends on several factors that are continuing to evolve, are difficult to predict and, in many instances, are beyond Chevron’s control. For additional information, see Note 1 to our Consolidated Financial Statements and Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and Note 1 to our Consolidated Financial Statements and Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

The risk factors included in or incorporated by reference into this prospectus supplement and the accompanying prospectus may also be impacted by our recently proposed acquisition of Noble Energy, Inc. For additional information, see Note 21 to our Consolidated Financial Statements and Item 1.A Risk Factors “—We may not complete the acquisition of Noble Energy within the time frame we anticipate or at all” and “—The Noble Energy acquisition may cause our financial results to differ from our expectations or the expectations of the investment community, we may not achieve the anticipated benefits of the acquisition, and the acquisition may disrupt our current plans or operations” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

Uncertainty relating to the calculation of LIBOR and other reference rates and their potential discontinuance may materially adversely affect the value of the floating rate notes.

National and international regulators and law enforcement agencies have conducted investigations into a number of rates or indices which are deemed to be “reference rates.” Actions by such regulators and law enforcement agencies may result in changes to the manner in which certain reference rates are determined, their discontinuance, or the establishment of alternative reference rates. In particular, on July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021. Such announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. Notwithstanding the foregoing, it appears highly likely that LIBOR will be discontinued or modified by 2021, which is prior to the maturity date of the floating rate notes.

At this time, it is not possible to predict the effect that these developments, any discontinuance, modification or other reforms to LIBOR or any other reference rate, or the establishment of alternative reference rates may have on LIBOR, other benchmarks or floating rate debt securities, including the floating rate notes. The market price of the Issuer’s floating rate notes, in particular, will be influenced by the three-month LIBOR rate, volatility in such rate and events that affect LIBOR rates generally. Uncertainty as to the nature of such potential discontinuance, modification, alternative reference rates or other reforms may materially adversely affect the trading market for securities linked to such benchmarks, including the floating rate notes. Furthermore, the use of alternative reference rates or other reforms could cause the interest rate calculated for the floating rate notes to be materially different than expected.

If it is determined that LIBOR has been discontinued and an alternative reference rate for three-month LIBOR is used as described in “Description of Notes—Interest—Floating Rate Notes”, the Issuer (or its designee, which may be the calculation agent (only if the calculation agent is not Deutsche Bank Trust Company Americas), a successor calculation agent, or other designee of the Issuer (any of such entities, a “Designee”)) may make certain adjustments to such rate, including applying a spread thereon or with respect to the business day convention, interest determination dates and related provisions and definitions, to make such alternative reference rate comparable to three-month LIBOR, in a manner that is consistent with industry-accepted practices or applicable regulatory or legislative actions or guidance for such alternative reference rate. See “Description of Notes—Interest—Floating Rate Notes”. Any of the specified methods of determining floating rate alternative reference rates or the permitted adjustments to such rates may result in interest payments on your floating rate notes that are lower than or that do not otherwise correlate over time with the payments that would have been made on the floating rate notes if published LIBOR continued to be available. Other floating rate debt securities issued by other issuers, by comparison, may be subject in similar circumstances to different procedures for the establishment of alternative reference rates. Any of the foregoing may have a material adverse effect on the amount of interest payable on your floating rate notes, or the market liquidity and market value of your floating rate notes.

Interest on the floating rate notes will be calculated using a Benchmark Replacement selected by the Issuer or its Designee if a Benchmark Transition Event occurs.

As described in detail in the section “Description of Notes—Interest—Floating Rate Notes—Effect of Benchmark Transition Event” (the “benchmark transition provisions”), if during the term of the floating rate notes, the Issuer (or its Designee) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR, the Issuer (or its Designee) in its sole discretion will select a Benchmark Replacement as the base rate in accordance with the benchmark transition provisions. The Benchmark Replacement will include a spread adjustment, and technical, administrative or operational changes described in the benchmark transition provisions may be made to the interest rate determination if the Issuer (or its Designee) determines in its sole discretion they are required.

The interests of the Issuer (or its Designee) in making the determinations described above may be adverse to your interests as a holder of the floating rate notes. The selection of a Benchmark Replacement, and any decisions made by the Issuer (or its Designee) in connection with implementing a Benchmark Replacement with respect to the floating rate notes, could result in adverse consequences to the applicable interest rate on the floating rate notes, which could adversely affect the return on, value of and market for such securities. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to LIBOR or that any Benchmark Replacement will produce the economic equivalent of LIBOR.

The Secured Overnight Financing Rate (“SOFR”) is a relatively new market index and as the related market continues to develop, there may be an adverse effect on the return on or value of the floating rate notes.

If a Benchmark Transition Event and its related Benchmark Replacement Date occur, then the rate of interest on the floating rate notes will be determined using SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date also occur with respect to the Benchmark Replacements that are linked to SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement). In the following discussion of SOFR, when we refer to SOFR-linked notes or debt securities, we mean the floating rate notes at any time when the rate of interest on those notes or debt securities is or will be determined based on SOFR.

The Benchmark Replacements specified in the benchmark transition provisions include Term SOFR, a forward-looking term rate which will be based on SOFR. Term SOFR is currently being developed under the sponsorship of the Federal Reserve Bank of New York (the “NY Federal Reserve”), and there is no assurance that the development of Term SOFR will be completed. If a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to LIBOR and, at that time, a form of Term SOFR has not been selected or recommended by the Federal Reserve Board, the NY Federal Reserve, a committee thereof or successor thereto, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the amount of interest payable on the floating rate notes for the next applicable interest period and all subsequent interest periods (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).

These replacement rates and adjustments may be selected or formulated by (i) the Relevant Governmental Body (as defined in the benchmark transition provisions) (such as the Alternative Reference Rates Committee of the NY Federal Reserve), (ii) the International Swaps and Derivatives Association, Inc., or (iii) in certain circumstances, the Issuer (or its Designee). In addition, the benchmark transition provisions expressly authorize the Issuer (or its Designee) to make Benchmark Replacement Conforming Changes with respect to, among other things, the determination of interest periods and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest payable on the floating rate notes, which could adversely affect the return on, value of and market for the floating rate notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.

The NY Federal Reserve began to publish SOFR in April 2018. Although the NY Federal Reserve has also begun publishing historical indicative SOFR going back to 2014, such prepublication historical data inherently involves assumptions, estimates and approximations. You should not rely on any historical changes or trends in SOFR as an indicator of the future performance of SOFR. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. As a result, the return on and value of SOFR-linked debt securities may fluctuate more than floating rate debt securities that are linked to less volatile rates.

Also, since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to SOFR, such as the spread over the index reflected in interest rate provisions, may evolve over time, and trading prices of the floating rate notes may be lower than those of later-issued SOFR-linked debt securities as a result. Similarly, if SOFR does not prove to be widely used in securities like the floating rate notes, the trading price of those securities may be lower than those of debt securities linked to rates that are more widely used. Debt securities indexed to SOFR may not be able to be sold or may not be able to be sold at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The NY Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the NY Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. There can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to you as a holder of the floating rate notes. If the manner in which SOFR is calculated is changed or if SOFR is discontinued, that change or discontinuance may result in a reduction or elimination of the amount of interest payable on the floating rate notes and a reduction in their trading prices.

USE OF PROCEEDS

The net proceeds from the sale of the notes will be used for general corporate purposes, including (by on-lending by the Issuer) refinancing a portion of Chevron Corporation’s existing commercial paper borrowings. As of June 30, 2020, the outstanding amount of Chevron Corporation’s commercial paper borrowings was approximately $7.5 billion, the weighted average interest rate on outstanding borrowings under the commercial paper program was approximately 1.67% per annum and the average maturity on outstanding borrowings under the commercial paper program was 156 days.

CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION

FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on schedule,” “on track,” “is slated,” “goals,” “objectives,” “strategies,” “opportunities,” “poised” “potential” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond Chevron’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of any such statement. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices and demand for Chevron’s products, and production curtailments due to market conditions; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related government policies and actions; changing economic, regulatory and political environments in the various countries in which Chevron operates; general domestic and international economic and political conditions; changing refining, marketing and chemicals margins; Chevron’s ability to realize anticipated cost savings, expenditure reductions and efficiencies associated with enterprise transformation initiatives; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of Chevron’s suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas during the COVID-19 pandemic; the inability or failure of Chevron’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of Chevron’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond Chevron’s control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from pending or future litigation; the ability to successfully receive the requisite approvals and consummate the proposed acquisition of Noble Energy, Inc.; the ability to successfully integrate the operations of Chevron and Noble Energy and achieve the anticipated benefits from the transaction; Chevron’s other future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government mandated sales, divestitures, recapitalizations, industry-specific taxes, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the receipt of required Board authorizations to pay future dividends; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; Chevron’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” beginning on page S-4 of this prospectus supplement and under the headings “Risk Factors” in

Chevron’s 2019 Annual Report on Form 10-K, in Chevron’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, and in Chevron’s subsequent filings with the Commission. Other unpredictable or unknown factors not discussed in this prospectus supplement, the accompanying prospectus, and the documents incorporated herein and therein by reference could also have material adverse effects on forward-looking statements.

DESCRIPTION OF THE NOTES

General

The Issuer may issue the                  notes in a single series with a fixed interest rate, in a single series with a floating interest rate, or in two series, one with a fixed interest rate and the other with a floating interest rate. The                  notes may be issued in a single series with a fixed interest rate, in a single series with a floating interest rate, or in two series, one with a fixed interest rate and the other with a floating interest rate. The                  notes will be issued in a single series with a fixed interest rate. The                  notes will be issued in a single series with a fixed interest rate. The                  notes will be issued in a single series with a fixed interest rate.

Each series of notes are being issued under an indenture dated as of August                     , 2020 (the “indenture”), as supplemented by the supplemental indenture dated as of August                     , 2020 (the “supplemental indenture”), each among CUSA, as issuer, Chevron Corporation, as guarantor, and Deutsche Bank Trust Company Americas, as trustee. Provisions of the indenture are more fully described under “Description of the Debt Securities and Guarantees,” commencing on page 6 of the accompanying prospectus. Each series of notes originally will be issued in fully registered book-entry form and each series of notes will be represented by one or more global notes registered in the name of The Depository Trust Company (“DTC”), as depositary, or its nominee. Upon any exchange under the provisions of the indenture of the global notes for such series of notes in definitive form, such definitive notes shall be issued in authorized denominations of $2,000 or integral multiples of $1,000 in excess thereof.

The                  notes will mature on                 ,     , the                  notes will mature on                 ,     , the                  notes will mature on                 ,      the                  notes will mature on                 ,     , and the                  notes will mature on                 ,     .

Guaranty

The notes shall be fully and unconditionally guaranteed by Chevron Corporation (the “Guaranty”) as to (i) the prompt payment by CUSA of the outstanding principal of notes when and as the same shall become due, whether at the stated maturity thereof, by acceleration or otherwise, (ii) the prompt payment by CUSA of any interest and any premium payable with respect to the outstanding principal of all notes when and as the same shall become due, whether at the stated maturity thereof, by acceleration or otherwise and (iii) the payment of all other sums owing from CUSA under the notes when and as the same shall become due (the payment obligations by Chevron Corporation identified in subparagraphs (i) through (iii) being collectively referred to as the “Guaranteed Obligations”). All payments by Chevron Corporation shall be made in lawful money of the United States of America. The Guaranty shall be unsecured and unsubordinated indebtedness of Chevron Corporation and rank equally with other unsecured and unsubordinated indebtedness for borrowed money of Chevron Corporation.

The Guaranty shall terminate and be of no further force and effect upon the earliest of (i) subject to customary contingent restatement provisions, upon payment in full by Chevron Corporation of its obligations pursuant to the Guaranty and all other Guaranteed Obligations of Chevron Corporation then due and owing or (ii) upon legal or covenant defeasance of CUSA’s obligations under the indenture or the full satisfaction and discharge of the indenture with respect to all notes that may be issued under the indenture; provided that all Guaranteed Obligations incurred to the date of such satisfaction and discharge have been paid in full.

In the event of a default in the payment of principal of and any interest and any premium which may be payable by CUSA in respect of the notes, the holder of such notes may institute legal proceedings directly against Chevron Corporation to enforce the Guaranty without proceeding first against CUSA.

Interest

The notes will bear interest from                     , 2020.

Fixed Rate Notes

Interest on the fixed rate notes will be payable on                  and                  of each year, beginning                     , 2021.

Interest on each fixed rate note will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date falls on a date that is not a business day, the payment will be made on the next business day, and no interest shall accrue on the amount of interest due on that interest payment date for the period from and after such interest payment date to the next business day. Payments of interest and principal on the fixed rate notes will be made to the persons in whose name the notes are registered on the date which is fifteen days prior to the relevant interest payment date. As long as the fixed rate notes are in the form of global notes, all payments of principal and interest on the notes will be made by the trustee to the depositary or its nominee in immediately available funds.

Floating Rate Notes

The floating rate notes will bear interest at a variable rate. The interest rate for the floating rate notes for a particular interest period will be a per annum rate equal to LIBOR as determined on the applicable interest determination date by the calculation agent appointed by the Issuer, which initially will be the trustee, plus     %. The interest rate on the floating rate notes will be reset on the first day of each interest period other than the initial interest period (each an “interest reset date”). Interest on the floating rate notes will be payable quarterly on             ,             ,              and              of each year, beginning                     , 2020. An interest period is the period commencing on an interest payment date (or, in the case of the initial interest period, commencing on                     , 2020) and ending on the day preceding the next interest payment date. The initial interest period is                     , 2020 through                     , 2020. The interest determination date for an interest period will be the second London Business Day preceding such interest period (the “interest determination date”). The interest determination date for the initial interest period will be                     , 2020. If any interest payment date falls on a date that is not a business day, the payment will be made on the next business day, except that if that business day is in the immediately succeeding calendar month, the interest payment will be made on the next preceding business day, in each case with interest accruing to the applicable interest payment date (as so adjusted). Payments of interest and principal on the floating rate notes will be made to the persons in whose name the notes are registered on the date which is fifteen days prior to the relevant interest payment date. Interest on the floating rate notes will be calculated on the basis of the actual number of days in each quarterly interest period and a 360-day year. As long as the floating rate notes are in the form of global notes, all payments of principal and interest on the notes will be made by the trustee to the depositary or its nominee in immediately available funds.

“LIBOR” will be determined by the calculation agent in accordance with the following provisions:

(1)

With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on Reuters Screen LIBOR01 Page (as hereinafter defined) as of 11:00 a.m., London time, on that interest determination date. If no rate appears, then LIBOR, in respect of that interest determination date, will be determined in accordance with the provisions described in (2) below.

(2)

With respect to an interest determination date on which no rate appears on Reuters Screen LIBOR01 Page, as specified in (1) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market (which may include affiliates of the underwriters), as selected by the Issuer, to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m.,

London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in The City of New York, on the interest determination date by three major banks in The City of New York (which may include affiliates of the underwriters) selected by us for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided that if the banks selected by us are not providing quotations in the manner described by this sentence, LIBOR will be the same as the rate determined for the immediately preceding interest reset date or if there is no immediately preceding interest reset date, LIBOR will be the same as the rate determined for the initial interest period.

“Reuters Screen LIBOR01 Page” means the display designated on page “LIBOR01” on Reuters (or such other page as may replace the LIBOR01 page on that service or any successor service for the purpose of displaying LIBOR for U.S. dollar deposits of major banks).

“London Business Day” means any day on which dealings in United States dollars are transacted on the London interbank market.

Notwithstanding the two foregoing paragraphs, if the Issuer or its Designee determine on or prior to the relevant interest determination date that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, then (i) the Issuer shall promptly provide notice of such determination to the calculation agent and (ii) the provisions set forth below under the heading “Effect of Benchmark Transition Event” (the “benchmark transition provisions”) will thereafter apply to all determinations, calculations and quotations made or obtained for the purposes of calculating the rate and amount of interest payable on the floating rate notes during a relevant interest period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each interest period on the floating rate notes will be a rate per annum equal to the sum of the Benchmark Replacement and the margin of     %, as determined by the Issuer or its Designee provided, however, that the minimum interest rate on the floating rate notes shall not be less than 0.000%.

However, if the Issuer or its Designee determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, but for any reason the Benchmark Replacement has not been determined as of the relevant interest determination date, the interest rate for the applicable interest period will be equal to the interest rate on the last interest determination date for the floating rate notes, as determined by the Issuer or its Designee.

All percentages resulting from any calculation of any interest rate for the floating rate notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 8.986865% (or 0.08986865) being rounded to 8.98687% (or 0.0898687)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States laws of general application. Additionally, the interest rate on the floating rate notes will in no event be lower than zero.

The calculation agent will, upon the request of any holder of the floating rate notes, provide the interest rate then in effect with respect to the floating rate notes. All calculations made by the calculation agent in the absence of manifest error will be conclusive for all purposes and binding on us and the holders of the floating rate notes.

Effect of Benchmark Transition Event

Benchmark Replacement. If the Issuer or its Designee determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the floating rate notes in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Issuer or its Designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

Decisions and Determinations. Any determination, decision, election or calculation that may be made by the Issuer or its Designee pursuant to the benchmark transition provisions described herein, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the Issuer or its Designee’s sole discretion and notwithstanding anything to the contrary in any documentation relating to the floating rate notes, shall become effective without consent from the holders of the floating rate notes or any other party.

Certain Defined Terms. As used herein:

“Benchmark” means, initially, three-month U.S. dollar LIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to three-month U.S. dollar LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if the Issuer or its Designee cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Issuer or its Designee as of the Benchmark Replacement Date:

(1)	the sum of (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(2)	the sum of (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3)

the sum of (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(4)	the sum of (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(5)

the sum of (a) the alternate rate of interest that has been selected by the Issuer or its Designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Issuer or its Designee as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Issuer or its Designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, changes to the definition of “Corresponding Tenor” solely when such tenor is longer than the interest period and other administrative matters) that the Issuer or its Designee decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Issuer or its Designee decide that adoption of any portion of such market practice is not administratively feasible or if the Issuer or its Designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as the Issuer or its Designee determine is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; and

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Issuer or its Designee in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)

if and to the extent that the Issuer or its Designee determine that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Issuer or its Designee giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate notes at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the margin specified in this prospectus supplement.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor, excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is three-month U.S. dollar LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such determination, and (2) if the Benchmark is not three-month U.S. dollar LIBOR, the time determined by the Issuer or its Designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NY Federal Reserve, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NY Federal Reserve or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NY Federal Reserve, as the administrator of the benchmark, or a successor administrator, on the website of the NY Federal Reserve at http://www.newyorkfed.org, or any successor source.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement, excluding the Benchmark Replacement Adjustment.

Redemption

The floating rate notes are not redeemable prior to maturity.

The Issuer has the option to redeem the                  fixed rate notes, if any, in whole or in part, at any time at a redemption price equal to the greater of:

(1)	100% of the principal amount of the fixed rate notes being redeemed, and

(2)

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date), discounted to the redemption date on a semiannual basis, calculated assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate (as hereinafter defined), plus interest accrued on the                  fixed rate notes being redeemed to, but not including, the redemption date.

The Issuer has the option to redeem the                  fixed rate notes, if any, in whole or in part, at any time at a redemption price equal to the greater of:

(1)	100% of the principal amount of the fixed rate notes being redeemed, and

(2)

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date), discounted to the redemption date on a semiannual basis, calculated assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate (as hereinafter defined), plus interest accrued on the                  fixed rate notes being redeemed to, but not including, the redemption date

Prior to                 ,     , the Issuer has the option to redeem the                  notes, in whole or in part, at any time at a redemption price equal to the greater of:

(1)	100% of the principal amount of the notes being redeemed, and

(2)

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date), discounted to the redemption date on a semiannual basis, calculated assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate (as hereinafter defined), plus interest accrued on the                  notes being redeemed to, but not including, the redemption date.

On or after                 ,     , the                  notes shall be subject to redemption, at the option of the Issuer, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the                  notes being redeemed plus interest accrued on the                  notes being redeemed to, but not including, the redemption date.

Prior to                 ,     , the Issuer has the option to redeem the                  notes, in whole or in part, at any time at a redemption price equal to the greater of:

(1)	100% of the principal amount of the notes being redeemed, and

(2)

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date), discounted to the redemption date on a semiannual basis, calculated assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate (as hereinafter defined), plus interest accrued on the                  notes being redeemed to, but not including, the redemption date.

On or after                 ,     , the                  notes shall be subject to redemption, at the option of the Issuer, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the                  notes being redeemed plus interest accrued on the                  notes being redeemed to, but not including, the redemption date.

Prior to                 ,     , the Issuer has the option to redeem the                  notes, in whole or in part, at any time at a redemption price equal to the greater of:

(1)	100% of the principal amount of the notes being redeemed, and

(2)

the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date), discounted to the redemption date on a semiannual basis, calculated assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate (as hereinafter defined), plus interest accrued on the                  notes being redeemed to, but not including, the redemption date.

On or after                 ,     , the                  notes shall be subject to redemption, at the option of the Issuer, in whole or in part, at any time at a redemption price equal to 100% of the principal amount of the                  notes being redeemed plus interest accrued on the                  notes being redeemed to, but not including, the redemption date.

“Adjusted Treasury Rate” is to be determined on the third business day preceding the redemption date and means

(1)

the arithmetic mean of the yields under the heading “Week Ending” published in the Statistical Release (as hereinafter defined) most recently published prior to the date of determination under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining term, as of the applicable redemption date, of the fixed rate notes of that series being redeemed, plus

(2)	% for the fixed rate notes, if any, % for the notes, % for the notes, % for the notes, % for the notes, and % for the notes.

If no maturity set forth under such heading exactly corresponds to the remaining term of the fixed rate notes of that series being redeemed, yields for the two published maturities most closely corresponding to the remaining term of the notes of that series being redeemed will be calculated as described in the preceding sentence, and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding each of the relevant periods to the nearest month.

“Statistical Release” means the statistical release designation “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively-traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the terms of the fixed rate notes, then such other reasonably comparable index as the Issuer shall designate.

The Issuer will mail notice of any redemption to each holder of fixed rate notes to be redeemed at least 10 days but not more than 60 days before the redemption date.

Unless the Issuer defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the fixed rate notes or portions thereof called for redemption.

Covenants of CUSA

The indenture sets forth limited covenants that will apply to each series of notes, as further described in the accompany prospectus. However, these covenants do not, among other things:

•	limit the Issuer or the Guarantor’s ability or that of their respective subsidiaries to issue, assume or guarantee debt secured by liens (including in connection with any consolidation or merger); or

•	place any restrictions on sale and leaseback transactions.

Certain other debt securities of the Issuer or the Guarantor currently outstanding benefit from the covenants noted above. Unlike holders of those other debt securities, holders of the notes will not have the benefit of those covenants noted above.

Book-Entry System

The notes of each series will be issued in the form of one or more fully registered global notes which will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Except as hereinafter set forth, the notes will be available for purchase in book-entry form only. The term “depositary” as used in this prospectus supplement refers to DTC or any successor depositary.

Investors may hold interests in the global notes either through DTC or through Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as U.S. depositary for Euroclear.

None of the Issuer, the Guarantor or the trustee will have any responsibility, obligation or liability to any participant, to any indirect participant or to any beneficial owner with respect to:

•	the accuracy of any records maintained by DTC, Cede & Co., any participant or any indirect participant,

•	the payment by DTC or any participant or indirect participant of any amount with respect to the principal of or interest on the notes,

•	any notice which is permitted or required to be given to registered owners of notes under the indenture or

•	any consent given or other action taken by DTC as the registered owner of the notes, or by participants as assignees of DTC as the registered owner of each issue of notes.

The Depository Trust Company

DTC has advised the Issuer and the Guarantor as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the depositary only through direct or indirect participants.

DTC also advises that pursuant to procedures established by it, upon deposit by the Issuer of the global notes with DTC or its custodian, DTC or its nominee will credit, on its internal system, the respective principal amounts of the notes represented by such global notes to the accounts of direct participants. The accounts to be credited will be designated by the underwriters. Ownership of beneficial interests in notes represented by the global notes will be limited to participants or persons that hold interests through participants. Ownership of such beneficial interests in notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary (with respect to interests of direct participants), or by direct and indirect participants or persons that may hold interests through such participants (with respect to persons other than participants).

So long as the depositary or its nominee is the registered owner of a global note, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented thereby for all purposes under the indenture. Except as hereinafter provided, owners of beneficial interests in the global notes will not be entitled to have the notes represented by a global note registered in their names, will not receive or be entitled to receive physical delivery of such notes in definitive form and will not be considered the owners or holders thereof under the indenture. Unless and until a global note is exchanged in whole or in part for individual certificates evidencing the notes represented thereby, such global note may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee of the depositary to a successor depositary or any nominee of such successor depositary.

Payments of principal of and interest on the notes represented by a global note will be made to the depositary or its nominee, as the case may be, as the registered owner of the notes. The Issuer and the Guarantor have been informed by DTC that, upon receipt of any payment on the global notes, DTC’s practice is to credit participants’ accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global notes as shown on the records of DTC or its nominee. Payments by participants to owners of beneficial interests in the notes will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in notes represented by the global notes to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

The Issuer will recognize DTC or its nominee as the sole registered owner of the notes for all purposes, including notices and consents. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory and regulatory requirements as may be in effect from time to time.

So long as the notes are outstanding in the form of global notes registered in the name of DTC or its nominee Cede & Co.:

•	all payments of interest on and principal of the notes shall be delivered only to DTC or Cede & Co.;

•	all notices delivered by the Issuer or the trustee pursuant to the indenture shall be delivered only to DTC or Cede & Co.; and

•

all rights of the registered owners of notes under the indenture, including, without limitation, voting rights, rights to approve, waive or consent, and rights to transfer and exchange notes, shall be rights of DTC or Cede & Co.

The beneficial owners of the notes must rely on the participants or indirect participants for timely payments and notices and for otherwise making available to the beneficial owner rights of a registered owner. No assurance can be provided that in the event of bankruptcy or insolvency of DTC, a participant or an indirect participant through which a beneficial owner holds interests in the notes, payment will be made by DTC, such participant or such indirect participant on a timely basis.

The DTC rules applicable to its participants are on file with the Commission. More information about DTC can found at www.dtcc.com. Except for the documents specifically incorporated by reference into this prospectus supplement, information contained on DTC’s website or that can be accessed through the website does not constitute a part of this prospectus supplement. The Issuer has included this website address only as an inactive textual reference and does not intend it to be an active link to the website.

If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Issuer within 90 days, the Issuer will issue individual notes in definitive form in exchange for the global notes. In addition, the Issuer may at any time and in its sole discretion determine not to have the notes in the form of a global security, and, in such event, the Issuer will issue individual notes in definitive form in exchange for the global notes. In either instance, the Issuer will issue notes in definitive form, equal in aggregate principal amount to the global notes, in such names and in such principal amounts as the depositary shall direct. Notes so issued in definitive form will be issued as fully registered notes in denominations of $2,000 or any amount in excess thereof which is an integral multiple of $1,000.

Clearstream Banking, société anonyme

Clearstream has advised the Issuer and the Guarantor that it is a limited liability company organized under the laws of Luxembourg. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank in Luxembourg, and as such, is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly. Distributions with respect to notes held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.

Euroclear System

The Euroclear System has advised the Issuer and the Guarantor that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC.

Euroclear is operated by the Euroclear Operator under a contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, or the “Euroclear Clearance System.” The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not Euroclear Clearance System. The Euroclear Clearance System establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or one or more of their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect DTC participant.

The Euroclear Operator is a Belgian bank, which is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

The Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of Euroclear and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern transfers of securities and cash within Euroclear, withdrawal of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants. Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions, to the extent received by the Euroclear Operator and by Euroclear.

Clearance and Settlement Procedures

Settlement for the notes will be made by the underwriters in immediately available funds.

DTC, Clearstream and Euroclear, as applicable, have advised the Issuer and the Guarantor as follows: Secondary market trading in the notes between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

General

The following is a discussion of certain U.S. federal tax consequences of the holding and disposition of the notes. It is applicable to holders that purchase notes in this offering at their issue price (i.e., the first price at which a substantial amount of notes is sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and that hold the notes as capital assets. This discussion is based on the Internal Revenue Code (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the tax consequences that may be relevant to a particular holder or to holders subject to special treatment under the Code, such as financial institutions, dealers in securities or currencies, traders in securities electing mark to market treatment, insurance companies, former U.S. citizens or long-term residents, tax-exempt organizations, persons that are, or that hold their notes through, partnerships (including an entity that is treated as a partnership for U.S. federal income tax purposes) or other pass-through entities, U.S. holders (as defined below) whose functional currency is not the U.S. dollar or that hold their notes through non-U.S. brokers or non-U.S. intermediaries, persons that are subject to the alternative minimum tax or the unearned income Medicare contribution tax, persons that hold notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, or persons subject to the special tax accounting rules under Section 451(b) of the Code. Except as specifically provided below with respect to non-U.S. holders (as described below), the discussion is limited to holders of notes that are U.S. holders. In addition, this discussion does not describe any tax consequences arising under the tax laws of any state, local or foreign jurisdiction or, except to the limited extent set forth below with respect to U.S. federal estate tax, any U.S. federal tax other than income tax.

For purposes of this discussion, a U.S. holder means a beneficial owner of notes that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States,

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia,

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or

•

a trust if (i) the administration of the trust is subject to the primary supervision of a court in the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A non-U.S. holder means any beneficial owner of a note that is not a partnership (or an entity that is treated as a partnership for U.S. federal income tax purposes) and is not a U.S. holder.

If a partnership, including an entity that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of the notes, the treatment of a partner in the partnership will depend on the status of the partner and the activities of the partnership.

If you are considering buying the notes, we urge you to consult your tax advisor about the particular federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of the notes and the application of the U.S. federal income tax laws to your particular situation.

U.S. Holders

Interest

A U.S. holder will be required to report interest on the notes as ordinary income at the time such interest is received or accrued in accordance with the U.S. holder’s regular method of tax accounting. It is expected, and this discussion assumes, that the notes will be issued without original issue discount (“OID”) for U.S. federal income tax purposes. In general, however, if the notes are issued with OID at or above a de minimis threshold, a U.S. holder will be required to include OID in gross income, as ordinary income, under a “constant-yield method” before the receipt of cash attributable to such income, regardless of the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Disposition of Notes

Upon the sale, exchange, redemption, retirement, repurchase or other taxable disposition of a note, a U.S. holder will recognize capital gain or loss equal to the difference (if any) between the amount realized (other than amounts attributable to accrued but unpaid stated interest which will be taxable as ordinary income if not previously included in such holder’s income) and such U.S. holder’s tax basis in the note. The U.S. holder’s tax basis for a note will be the purchase price for the note. This gain or loss will be treated as long-term capital gain or loss if the note was held for more than one year. Under current law, long-term capital gain recognized by certain non-corporate U.S. holders, including individuals, is generally subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The rules governing the U.S. federal income taxation of non-U.S. holders are complex, and no attempt will be made herein to provide more than a summary of such rules. Prospective non-U.S. holders should consult with their own tax advisors to determine the impact of federal, state, local, and non-U.S. laws with regard to the notes.

Interest

Subject to the discussion below under “Foreign Account Tax Compliance” and “Information Reporting and Backup Withholding,” a non-U.S. holder will not be subject to U.S. federal income or withholding tax on payments of interest on a note, provided that

•	the non-U.S. holder is not:

•	a direct or indirect, actual or constructive, owner of 10% or more of the total voting power of all Chevron Corporation’s voting stock,

•	a controlled foreign corporation related, directly or indirectly, to Chevron Corporation’s through stock ownership or

•	a bank whose receipt of interest on a note is pursuant to a loan agreement entered into in the ordinary course of business;

•	such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States; and

•	the non-U.S. holder certifies under penalties of perjury (generally on IRS Form W-8BEN or Form W-8BEN-E or suitable successor form) that it is not a U.S. person and provides its name and address.

A non-U.S. holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a rate of 30% unless:

•	the income is effectively connected with the conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment) or

•	an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

Except to the extent provided by an applicable income tax treaty, interest on a note that is effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States will be subject to U.S. federal income tax on a net basis generally in the same manner as if that non-U.S. holder were a U.S. holder (and, if received by corporate holders, may also be subject to a 30% branch profits tax unless reduced or prohibited by an applicable income tax treaty). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest will not be subject to U.S. withholding tax so long as the non-U.S. holder provides the Issuer or the paying agent with an IRS Form W-8ECI. To claim the benefit of an applicable income tax treaty, the non-U.S. holder must timely provide the appropriate and properly executed IRS forms.

Non-U.S. holders may be required to update their IRS Forms W-8 periodically.

Disposition of Notes

Subject to the rules described below under “Foreign Account Tax Compliance” and “Information Reporting and Backup Withholding,” a non-U.S. holder will not be subject to U.S. federal income or withholding tax on gain from the sale or other taxable disposition of a note unless:

•

such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States and, if the non-U.S. holder is entitled to the benefits under an applicable income tax treaty, attributable to a permanent establishment or a fixed base in the United States, or

•	such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and meets certain other requirements.

Except to the extent provided by an applicable income tax treaty, a non-U.S. holder will be subject to U.S. federal income tax on a net basis generally in the same manner as if that non-U.S. holder were a U.S. holder with respect to gain from the sale or disposition of a note that is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and non-U.S. holders that are corporations may also be subject to a 30% branch profits tax unless reduced or prohibited by an applicable income tax treaty). If such gain is realized by a non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year (and certain other conditions are met), then such individual will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale or other disposition of the notes) exceed capital losses allocable to U.S. sources. To claim the benefit of an applicable income tax treaty, the non-U.S. holder must timely provide the appropriate and properly executed IRS forms.

U.S. Federal Estate Tax

A note held by an individual who at death is not a U.S. citizen or domiciliary, as specially defined for U.S. federal estate tax purposes, generally will not be includible in the individual’s gross estate for purposes of the U.S. federal estate tax as a result of the individual’s death if (a) the individual did not actually or constructively own 10% or more of the total voting power of all of Chevron Corporation’s voting stock and (b) the income on the note would not have been effectively connected with a U.S. trade or business of the individual at the individual’s death.

Foreign Account Tax Compliance

Provisions commonly referred to as “FATCA” impose a U.S. federal withholding tax of 30% on payments of interest on the notes made to (i) a foreign financial institution that has not entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its direct and indirect U.S. accountholders or alternatively complied with the terms of an applicable intergovernmental agreement (an “IGA”) between the United States and the jurisdiction in which such foreign financial institution operates, and does not otherwise qualify for an exception from the requirement to enter into such an agreement or (ii) a non-financial foreign entity, unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and tax identification number of each substantial U.S. owner or qualifies for an exception, under an IGA or otherwise, from such requirement. An IGA between the jurisdiction of a foreign recipient and the United States may modify the rules described in this paragraph. Treasury regulations proposed in December 2018 (and upon which taxpayers and withholding agents are entitled to rely) eliminate possible FATCA withholding on the gross proceeds from any sale or other disposition of notes, previously scheduled to apply beginning January 1, 2019. Investors are encouraged to consult with their tax advisors regarding the implications of FATCA to their particular circumstances.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes, unless an exemption exists. A non-exempt U.S. holder may be subject to U.S. backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. Payments of interest to a non-U.S. holder generally will be reported to the IRS and to the non-U.S. holder. Copies of applicable IRS information returns may be made available, under the provisions of an applicable income tax treaty or agreement, to the tax authorities of the country in which the non-U.S. holder resides. A non-U.S. holder may be subject to additional U.S. information reporting and backup withholding tax on these payments unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required of non-U.S. holders to claim the exemption from withholding tax on payments of interest on the notes, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

Under the terms and subject to the conditions contained in the underwriting agreement, the Issuer has agreed to sell to the underwriters named below, for whom Citigroup Global Markets Inc., Barclays Capital Inc. and J.P. Morgan Securities LLC are acting as representatives, and each of them has severally agreed to purchase the principal amount of each series of notes set forth opposite its name at the public offering prices less the underwriting discounts set forth on the cover page of this prospectus supplement.

Underwriters	Principal Amount of Fixed Rate Notes	Principal Amount of Floating Rate Notes	Principal Amount of Fixed Rate Notes	Principal Amount of Floating Rate Notes	Principal Amount of Notes	Principal Amount of Notes	Principal Amount of Notes
Citigroup Global Markets Inc.	$	$	$	$	$	$	$

Barclays Capital Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

BofA Securities, Inc.

HSBC Securities (USA) Inc.

SG Americas Securities, LLC

Total	$	$	$	$	$	$	$

The underwriting agreement provides that the underwriters are obligated to purchase and pay for all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of the non-defaulting underwriters may be increased or the offering of the notes may be terminated.

The Issuer and the Guarantor have been advised by the underwriters that they propose to offer each series of notes initially directly to the public at the respective public offering prices set forth on the cover page of this prospectus supplement. The underwriters may also offer notes to dealers at that price less concessions not in excess of     % of the principal amount of the                  notes, less concessions not in excess of     % of the principal amount of the                  notes, less concessions not in excess of     % of the principal amount of the                  notes, less concessions not in excess of     % of the principal amount of the                  notes, less concessions not in excess of     % of the principal amount of the                  notes, and less concessions not in excess of     % of the principal amount of the                  notes. The underwriters may allow, and these dealers may reallow, a concession to other dealers not in excess of     % of the principal amount of the                  notes, not in excess of     % of the principal amount of the                  notes, not in excess of     % of the principal amount of the                  notes, not in excess of     % of the principal amount of the                  notes, not in excess of     % of the principal amount of the                  notes, and not in excess of     % of the principal amount of the                  notes. After the initial public offering of the notes is completed, the public offering prices and these concessions may change. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes of each series are new issues of securities with no established trading market. The Issuer has been advised by the underwriters that one or more of the underwriters intend to make as applicable, a secondary market in any series of notes; however, they are not obligated to do so and may discontinue secondary market making for any series of notes at any time without notice. No assurance can be given as to the liquidity of the trading markets for any series of notes. The Issuer has no intention to list the notes any series of on any securities exchange or quotation system.

The Issuer and the Guarantor have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the several underwriters may be required to make in respect of such liabilities.

Certain of the underwriters or their affiliates have in the past and may in the future provide investment and commercial banking and other related services to Chevron and its affiliated companies in the ordinary course of business for which such underwriters or their affiliates have received or may receive customary fees and reimbursement of their out-of-pocket expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Guarantor, the Issuer, or their respective affiliates. If any of the underwriters or their affiliates have a lending relationship with Chevron, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to Chevron consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the securities of the Guarantor or the Issuer, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Chevron estimates that its out-of-pocket expenses for this offering, excluding the underwriting discounts, will not exceed $3,300,000.

In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell each series of notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions.

•

Over-allotment involves syndicate sales of such series of notes in excess of the principal amount of such series of notes to be purchased by the underwriters in the offering, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of such series of notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Stabilizing transactions consist of certain bids or purchases of such series of notes made for the purpose of preventing or retarding a decline in the market price of such series of notes while the offering is in progress.

The representatives, on behalf of the underwriters, may also impose a penalty bid. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchases such series of notes originally sold by that syndicate member.

Any of these activities may cause the price of such series of notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise, and, if commenced, may be discontinued at any time.

The notes are offered for sale in those jurisdictions in the United States, Asia, Europe and elsewhere where it is lawful to make such offers. No action has been taken, or will be taken, which would permit a public offering of the notes in any jurisdiction outside the United States.

Each of the underwriters has severally represented and agreed that it has not offered, sold or delivered and that it will not offer, sell or deliver, directly or indirectly, any of the notes, in or from any jurisdiction except under circumstances that are reasonably designed to result in compliance with the applicable laws and regulations thereof.

You may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which you purchase the notes. These taxes and charges are in addition to the public offering price set forth on the cover page of this prospectus supplement.

European Economic Area and the United Kingdom

Each Underwriter has represented, warranted and agreed that:

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom. For these purposes:

(a)	a retail investor means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)

a customer within the meaning of the Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”), and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or the United Kingdom may be unlawful under the PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA or in the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of its contents.

Each underwriter represents that, in connection with the distribution of the notes, it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) of the United Kingdom) received by it in connection with the issue or sale of the notes or any investments representing the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer and that it has complied and will comply with all the applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Canada

Each series of notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of any series of notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

Each underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any notes or caused any series of notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause any series of notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of any series of notes, whether directly or indirectly, to any person in Singapore other than:

(a)

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)

to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

i.	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

ii.	where no consideration is or will be given for the transfer;

iii.	where the transfer is by operation of law;

iv.	as specified in Section 276(7) of the SFA; or

v.	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of notes, the company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL OPINIONS

The validity of the notes offered by CUSA will be passed upon by Morgan, Lewis & Bockius LLP, Pittsburgh, Pennsylvania. The validity of the Guaranty issued by Chevron Corporation will be passed upon by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California. Certain legal matters will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Chevron Corporation for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Tengizchevroil LLP, incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Chevron Corporation for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Chevron Corporation	Chevron U.S.A. Inc.

DEBT SECURITIES GUARANTEES	DEBT SECURITIES

Chevron Corporation and Chevron U.S.A. Inc. (“CUSA”) may offer debt securities from time to time. Market conditions at the time of sale will determine the terms of any securities offered. Debt securities sold by CUSA will be fully and unconditionally guaranteed on an unsecured basis by Chevron Corporation.

Chevron Corporation and CUSA may issue debt securities in one or more series with the same or various maturities, at par, at a premium or with an original issue discount. The debt securities may be offered through underwriters or agents, or directly to investors or dealers. At the applicable issuer’s option and as described in the relevant prospectus supplement, the debt securities may be denominated in U.S. dollars or in any other currency.

This prospectus describes generally the terms of the debt securities and the guarantees. A supplement or supplements to this prospectus will describe the specific terms of each issuance of debt securities and the guarantees. If any offering involves underwriters, dealers or agents, arrangements with them will be described in the prospectus supplement that relates to that offering.

Investing in the debt securities of Chevron Corporation and CUSA involves risks. See the section entitled “Risk Factors” in any accompanying prospectus supplement and in any documents incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 7, 2020

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that Chevron Corporation and CUSA have filed with the United States Securities and Exchange Commission, which is referred to herein as the Commission. By using a shelf registration statement, Chevron Corporation may issue debt securities and guarantees or CUSA may issue debt securities in one or more offerings. This prospectus only provides a general description of the debt securities and guarantees that may be offered. Each time Chevron Corporation or CUSA sells debt securities and, in the case of Chevron Corporation, guarantees under the shelf registration, a supplement to this prospectus containing specific information about the terms of the debt securities and guarantees will be provided. Any prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any debt securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described under the heading “Information Incorporated by Reference.”

Except as otherwise indicated or the context otherwise requires, references to “Chevron” refer to Chevron Corporation and its consolidated subsidiaries, including CUSA. Each of Chevron Corporation and CUSA, exclusive of their respective subsidiaries, is referred to as a “registrant,” and together as the “registrants.” With respect to debt securities, the term “issuer” means either Chevron Corporation or CUSA, exclusive of their respective subsidiaries, depending on which registrant is offering the debt securities. The term “issuers” is a collective reference to Chevron Corporation and CUSA. With respect to the guarantees, the term “Guarantor” means Chevron Corporation, exclusive of its subsidiaries, as guarantor of debt securities offered by CUSA.

WHERE YOU CAN FIND MORE INFORMATION

Chevron files annual, quarterly and current reports, proxy statements and other information with the Commission. Chevron’s filings are available to the public over the Internet at its web site (www.chevron.com) or at the Commission’s website (www.sec.gov). Except for the documents specifically incorporated by reference into this prospectus, information contained on Chevron’s website or that of the Commission or that can be accessed through such websites does not constitute a part of this prospectus. Chevron has included its and the Commission’s website address only as an inactive textual reference and does not intend it to be an active link to such websites. Chevron is not required to, and does not, provide annual reports to holders of its debt securities unless specifically requested to do so.

The issuers have filed a registration statement on Form S-3 with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the debt securities and guarantees offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. Some information has been omitted in accordance with the rules and regulations of the Commission. For further information, please refer to the registration statement and the exhibits and schedules filed with it.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows Chevron to “incorporate by reference” into this prospectus the information in documents that the Chevron files with it. This means that the issuers can disclose important information to you by referring you to other documents which they have filed separately with the Commission. The information incorporated by reference is an important part of this prospectus, and the information that Chevron files with the Commission after the date hereof will automatically update and may supersede this information. Chevron incorporates by reference the documents listed below and any future filings that Chevron makes with the Commission under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of the offering of securities by this prospectus, provided, however, that the issuers are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules.

•	Chevron’s Annual Report on Form 10-K for the year ended December 31, 2019;

•	Chevron’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020;

•

The information contained in Chevron’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 7, 2020 and incorporated into Part III of Chevron’s Annual Report on Form 10-K for the year ended December 31, 2019; and

•

Chevron’s Current Reports on Form 8-K filed with the Commission on January  3, 2020, February  3, 2020, March  24, 2020, May  12, 2020, May  29, 2020 and July 20, 2020 (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

Upon written or oral request, the issuers will provide, without charge, to each person to whom a copy of this prospectus has been delivered, a copy of any or all of the documents described above that have been or may be incorporated by reference in this prospectus but not delivered with this prospectus. Requests for copies should be directed to:

Chevron Corporation

6001 Bollinger Canyon Road, Building A, Room 2204

San Ramon, California 94583

Attention: Corporation Treasury (Corporate Finance Division)

Telephone: (925) 842-8062

CHEVRON CORPORATION AND CHEVRON U.S.A. INC.

Chevron Corporation, a Delaware corporation, manages its investments in subsidiaries and affiliates and provides administrative, financial, management and technology support to U.S. and international subsidiaries that engage in integrated energy and chemicals operations. Upstream operations consist primarily of exploring for, developing and producing crude oil and natural gas; processing, liquefaction, transportation and regasification associated with liquefied natural gas; transporting crude oil by major international oil export pipelines; transporting, storage and marketing of natural gas; and a gas-to-liquids plant. Downstream operations consist primarily of refining crude oil into petroleum products; marketing of crude oil and refined products; transporting crude oil and refined products by pipeline, marine vessel, motor equipment and rail car; and manufacturing and marketing of commodity petrochemicals, plastics for industrial uses and fuel and lubricant additives.

Chevron U.S.A. Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Chevron Corporation, and its subsidiaries manage and operate most of Chevron’s U.S. businesses, with assets including those related to the exploration and production of crude oil, natural gas and natural gas liquids and those associated with the refining, marketing, supply and distribution of products derived from petroleum, excluding most of the regulated pipeline operations of Chevron.

Chevron Corporation and CUSA’s executive offices are located at 6001 Bollinger Canyon Road, San Ramon, California 94583 (telephone: (925)  842-1000).

USE OF PROCEEDS

Except as any accompanying prospectus supplement may state, the net proceeds from the sale of debt securities are expected to be used for general corporate purposes, including refinancing a portion of the existing commercial paper borrowings or long-term or short-term debt of Chevron Corporation or its subsidiaries, including, without limitation, CUSA, or financing capital programs of Chevron Corporation or its subsidiaries, including, without limitation, CUSA.

CAUTIONARY STATEMENT RELEVANT TO FORWARD-LOOKING INFORMATION

FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This prospectus and any accompanying prospectus supplement, including the documents incorporated by reference herein and therein, contain forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “positions,” “pursues,” “may,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on schedule,” “on track,” “is slated,” “goals,” “objectives,” “strategies,” “opportunities,” “poised” “potential” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond Chevron’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward- looking statements, which speak only as of the date of any such statement. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward- looking statements are: changing crude oil and natural gas prices and demand for Chevron’s products, and production curtailments due to market conditions; crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries; public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related government policies and actions; changing economic, regulatory and political environments in the various countries in which Chevron operates; general domestic and international economic and political conditions; changing refining, marketing and chemicals margins; Chevron’s ability to realize anticipated cost savings, expenditure reductions and efficiencies associated with enterprise transformation initiatives; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of Chevron’s suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas during the COVID-19 pandemic; the inability or failure of Chevron’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of Chevron’s operations due to war, accidents, political events, civil unrest, severe weather, cyber threats, terrorist acts, or other natural or human causes beyond Chevron’s control; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant operational, investment or product changes required by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce greenhouse gas emissions; the potential liability resulting from pending or future litigation; the ability to successfully receive the requisite approvals and consummate the proposed acquisition of Noble Energy, Inc.; the ability to successfully integrate the operations of Chevron and Noble Energy and achieve the anticipated benefits from the transaction; Chevron’s other future acquisitions or dispositions of assets or shares or the delay or failure of such transactions to close based on required closing conditions; the potential for gains and losses from asset dispositions or impairments; government mandated sales, divestitures, recapitalizations, industry-specific taxes, tariffs, sanctions, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; material reductions in corporate liquidity and access to debt markets; the receipt of required Board authorizations to pay future dividends; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; Chevron’s ability to identify and mitigate the risks and hazards inherent in operating in the global energy industry; and the factors set forth under the heading “Risk Factors” in any accompanying prospectus supplement and in any documents incorporated by reference in this prospectus or such accompanying prospectus supplement. Other unpredictable or unknown factors not discussed in any accompanying prospectus supplement and in any documents incorporated by reference in this prospectus or such accompanying prospectus supplement could also have material adverse effects on forward-looking statements.

SUMMARY FINANCIAL INFORMATION

In March 2020, the Commission issued a final rule that amended the disclosure requirements related to certain registered securities as related to Rule 13-01 and Rule 3-10 of Regulation S-X under the Securities Act. These amendments are effective January 4, 2021, with early adoption permitted. Chevron Corporation has elected to early adopt the final rule commencing in the quarter ending September 30, 2020. Accordingly, and as presented in the disclosures set forth below, in respect of debt securities to be issued by CUSA and guaranteed by Chevron Corporation, the summary financial information is presented for Chevron Corporation, as Guarantor, excluding its consolidated subsidiaries, and CUSA, as the issuer, excluding its consolidated subsidiaries.

Both Chevron Corporation and CUSA manage substantially all of their operations through divisions, branches and/or their respective investments in subsidiaries and affiliates for which they provide administrative, financial, management and technology support. Accordingly, the ability of each of Chevron Corporation and CUSA to service their respective debt or guarantee obligations is also dependent upon the earnings of their respective subsidiaries, affiliates, branches and divisions, whether by dividends, distributions, loans or otherwise.

Please refer to the consolidated financial statements of Chevron Corporation in Chevron’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Commission and incorporated by reference into this prospectus and any accompanying prospectus supplement for further financial information regarding Chevron Corporation and its consolidated subsidiaries. Please refer to footnote 6 of the consolidated financial statements of Chevron Corporation in Chevron’s Annual Report on Form 10-K for the year ended December 31, 2019, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, as filed with the Commission and incorporated by reference into this prospectus and any accompanying prospectus supplement for further financial information regarding CUSA and its consolidated subsidiaries.

The following summary financial information of Chevron Corporation and CUSA is presented on a combined basis and transactions between the combining entities have been eliminated. Financial information for non-guarantor entities has been excluded.

(In Millions of dollars) (unaudited)	Year ended December 31, 2019	Six months ended June 30, 2020
Sales and other operating revenues	$82,206	$23,795
Sales and other operating revenues - related party	24,336	8,648
Total costs and other deductions	87,287	28,294
Total costs and other deductions - related party	22,632	6,800
Net income (loss)	$2,173	$(674)

	At December 31, 2019	At June 30, 2020
Current assets	$10,180	$8,715
Current assets - related party	952	737
Other assets	50,595	50,431
Current liabilities	25,187	22,565
Current liabilities - related party	46,237	47,839
Other liabilities	25,622	30,429
Total net equity (deficit)	$(35,319)	$(40,950)

For reference, the following summary financial information of Chevron Corporation and its consolidated subsidiaries, including non-guarantor entities, is presented below:

(In Millions of dollars) (unaudited)	Year ended December 31, 2019	Six months ended June 30, 2020
Sales and other operating revenues	$139,865	$45,631
Costs and other deductions	140,980	51,447
Net income (loss) attributable to Chevron Corporation	$2,924	$(4,671)

	At December 31, 2019	At June 30, 2020
Current assets	$28,329	$23,732
Other assets	209,099	199,671
Current liabilities	26,530	20,825
Other liabilities	65,690	68,192
Total Chevron Corporation net equity	$144,213	$134,118

For additional information, see the respective consolidated audited and unaudited financial statements of Chevron Corporation referenced above.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

Please note that in this section entitled “Description of Debt Securities and Guarantees,” references to Chevron Corporation refer only to Chevron Corporation and not to any of its subsidiaries. References to CUSA refer only to CUSA and not to any of its subsidiaries or any other subsidiaries of Chevron Corporation. The term “issuer” means either Chevron or CUSA, exclusive of their respective subsidiaries, depending on which registrant is offering the debt securities, and the term “issuers” is a collective reference to Chevron and CUSA, exclusive of their respective subsidiaries. The term “Guarantor” means Chevron Corporation, exclusive of its subsidiaries, as guarantor of debt securities that may be issued by CUSA.

Chevron Corporation may issue debt securities. The debt securities will be Chevron Corporation’s unsubordinated and, unless otherwise expressly stated in the applicable prospectus supplement, unsecured obligations and may be issued in one or more series. CUSA may also issue debt securities. The debt securities will be CUSA’s unsubordinated and, unless otherwise expressly stated in the applicable prospectus supplement, unsecured obligations and may be issued in one or more series. The debt securities of any series of CUSA will have the benefit of a guaranty by Chevron Corporation (each, a “Guaranty” and, collectively, the “Guarantees”). The Guarantees will be the unsubordinated and, unless otherwise expressly stated in the applicable prospectus supplement, unsecured obligations of the Guarantor. Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means any debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by the Guarantor pursuant to the CUSA Indenture (as defined below).

The debt securities issued by Chevron Corporation may be issued under an indenture dated as of May 11, 2020 (the “Chevron Indenture”), between Chevron Corporation, as the issuer, and Deutsche Bank Trust Company Americas, as trustee, as supplemented from time to time, and one or more supplemental indentures thereto, to be entered into by Chevron Corporation, a trustee, registrar, paying agent and transfer agent, as applicable. The debt securities issued by CUSA may be issued under an indenture (the “CUSA Indenture”), among CUSA, as the issuer, Chevron Corporation, as the Guarantor, and Deutsche Bank Trust Company Americas, as trustee, as supplemented from time to time, and one or more supplemental indentures thereto, to be entered into by CUSA, Chevron Corporation, a trustee, registrar, paying agent and transfer agent, as applicable. The Chevron Indenture and the CUSA Indenture are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. If a different trustee, registrar, paying agent, transfer agent or a different indenture for a series of debt securities is used, those details will be provided in a prospectus supplement and the forms of any other indentures will be filed with the Commission at the time they are used. The terms of any series of debt securities and, if applicable, any Guarantees of the debt securities of such series will be those specified in or pursuant to the applicable indenture and in the certificates evidencing that series of debt securities and those made part of the applicable indenture by the Trust Indenture Act of 1939, as amended, referred to herein as the “Trust Indenture Act.”

The following is a general description of the debt securities and, if applicable, the Guarantees of the debt securities that may be offered by this prospectus. This summary is not meant to be a complete description of the debt securities and any applicable Guarantees. The accompanying prospectus supplement will contain the material terms and conditions of the debt securities and, if applicable, the Guarantees of the debt securities offered by such prospectus supplement. For each series of debt securities, the applicable prospectus supplement for the series may change and supplement the summary below.

General

The applicable indenture provides for the issuance of debt securities without limitation as to aggregate principal amount. The debt securities may be issued from time to time in one or more series. Unless otherwise indicated in the prospectus supplement relating thereto, the debt securities will be unsecured and will rank pari passu with all other existing and future unsecured and unsubordinated indebtedness of the applicable issuer. Accordingly, your ownership of debt securities means you are one of the applicable issuer’s unsecured creditors. The respective indenture does not limit the amount of other indebtedness or securities that may be issued by the applicable issuer or its respective subsidiaries. Current outstanding and additional debt securities of Chevron Corporation will be structurally subordinated to any debt securities issued by CUSA (or any other subsidiaries) and any other indebtedness and liabilities of CUSA (or any other subsidiaries). Debt securities of CUSA will be structurally subordinated to any debt securities issued by its subsidiaries and any other indebtedness and liabilities of its subsidiaries.

Debt securities of a series may be issued in whole or in part in the form of one or more global securities registered in the name of a depository or its nominee and, in such case, beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained by the designated depository and its participants. Alternatively, debt securities of a series will be issued in registered form as specified in the terms of the series.

Provisions of the Applicable Indenture

The applicable indenture provides that debt securities may be issued under them from time to time in one or more series. For each series of debt securities, this prospectus and the applicable prospectus supplement will describe the following terms and conditions of that series of debt securities:

•	the title of the series;

•	the maximum aggregate principal amount, if any, established for debt securities of the series, provided, however, that such amount may from time to time be increased by a certified resolution;

•	the price or prices at which the debt securities will be sold;

•

the person to whom any interest on a debt security of the series will be payable, if other than the person in whose name that debt security (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest;

•

the date or dates (which may be fixed or floating) on which the principal and premium, if any, of any debt securities of the series will be payable or the method used to determine or extend those dates;

•

the rate or rates at which any debt securities of the series will bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which any such interest will accrue, or the method by which such date or dates shall be determined, the interest payment dates on which any such interest will be payable and the regular record date, if any, for any such interest payable on any interest payment date, or the method by which such date or dates shall be determined, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months, the right, if any, to extend or defer interest payments and the duration of such extension or deferral;

•

the place or places where the principal of and any premium and interest on any debt securities of the series will be payable, the place or places where the debt securities of such series may be presented for registration of transfer or exchange, the place or places where notices and demands to or upon the applicable issuer in respect of the debt securities of such series may be made and the manner in which any payment may be made;

•

the period or periods within which or the date or dates on which, the price or prices at which, the currency or currency units in which, and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at the applicable issuer’s option and, if other than by a certified resolution, the manner in which any election by such issuer to redeem the debt securities will be evidenced;

•

the applicable issuer’s obligation or right, if any, to redeem or purchase any debt securities of the series pursuant to any sinking fund, amortization or analogous provisions and the period or periods within which, the price or prices at which, the currency or currency units in which, and the terms and conditions upon which any debt securities of the series will be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which any debt securities of the series will be issuable;

•	the name of the applicable trustee under the applicable indenture, if other than as specified above;

•	if other than the applicable trustee, the identity of each security registrar and/or paying agent;

•

if the amount of principal of or premium, if any, or interest on any debt securities of the series may be determined with reference to a financial or economic measure or index or pursuant to a formula, the manner in which such amounts will be determined;

•

if other than U.S. dollars, the currency, currencies or currency units in which the principal of or premium, if any, or interest on any debt securities of the series or amount payable under the Guaranty, if applicable, will be payable and the manner of determining the equivalent thereof in U.S. dollars for any purpose;

•

if the principal of or premium, if any, or interest on any debt securities of the series is to be payable, at the applicable issuer’s election or the election of the holder thereof or of the Guaranty, if applicable, in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies or currency units in which the principal of or premium, if any, or interest on such debt securities as to which such election is made will be payable, the periods within which or the dates on which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount will be determined);

•	if provisions for the satisfaction and discharge of the applicable indenture other than as set forth therein shall apply to the debt securities of that series;

•

if other than the entire principal amount thereof, the portion of the principal amount of any debt securities of the series which will be payable upon declaration of acceleration of the maturity thereof pursuant to the applicable indenture or the method by which such portion shall be determined;

•

if the principal amount payable at the stated maturity of any debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount of such debt securities as of any such date for any purpose thereunder or hereunder, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount will be determined);

•

if other than by a certified resolution, the manner in which any election by the applicable issuer to defease any debt securities of the series pursuant to the applicable indenture will be evidenced; whether any debt securities of the series other than debt securities denominated in U.S. dollars and bearing interest at a fixed rate are to be subject to the defeasance provisions of the applicable indenture; or, in the case of debt securities denominated in U.S. dollars and bearing interest at a fixed rate, if applicable, that the debt securities of the series, in whole or any specified part, will not be defeasible pursuant to the applicable indenture;

•

if applicable, that any debt securities of the series shall be issuable in whole or in part in the form of one or more global securities and, in such case, the respective depositaries for such global securities, the form of any legend or legends which shall be borne by any such global security in addition to or in lieu of that set forth in the applicable indenture and any circumstances in which any such global security may be exchanged in whole or in part for debt securities registered, and any transfer of such global security in whole or in part may be registered, in the name or names of persons other than the depositary for such global security or a nominee thereof;

•

any addition to, deletion from or change in the events of default applicable to any debt securities of the series and any change in the right of the applicable trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable;

•	any addition to, deletion from or change in the covenants applicable to debt securities of the series;

•

in the case of debt securities issued by CUSA, the terms and conditions upon which such debt securities will be guaranteed and, if applicable, the terms and conditions upon which such Guaranty may be subordinated to other indebtedness of the Guarantor;

•

whether the debt securities of the series will be secured by any collateral and, if so, the terms and conditions upon which such debt securities will be secured and, if applicable, upon which such liens may be subordinated to other liens securing other indebtedness of the applicable issuer or of the Guarantor;

•	the exchanges or automated quotation systems, if any, on which the debt securities may be listed or traded; and

•	any other terms of the debt securities of the series (which terms will not be inconsistent with the provisions of the applicable indenture, except as permitted thereunder).

Interest and Interest Rates

In the applicable prospectus supplement, the applicable issuer will designate the debt securities of a series as being either debt securities bearing interest at a fixed rate of interest or debt securities bearing interest at a floating rate of interest. Each debt security will begin to accrue interest from the date on which it is originally issued. Interest on each such debt security will be payable in arrears on the interest payment dates set forth in the applicable prospectus supplement and at maturity or, if earlier, the applicable redemption date. Interest will be payable to the holder of record of the debt securities at the close of business on the record date for each interest payment date, which record dates will be specified in such prospectus supplement.

Guaranty

The debt securities of any series of CUSA will be guaranteed by Chevron Corporation. Unless otherwise provided in the prospectus supplement relating to debt securities of any series of CUSA, each series of such debt securities shall be fully and unconditionally guaranteed by the Guarantor as to (i) the prompt payment by CUSA of the outstanding principal of such debt securities when and as the same shall become due, whether at the stated maturity thereof, by acceleration or otherwise, (ii) the prompt payment by CUSA of any interest and any premium payable with respect to the outstanding principal of all such debt securities when and as the same shall become due, whether at the stated maturity thereof, by acceleration or otherwise and (iii) the payment of all other sums owing from CUSA under such debt securities when and as the same shall become due, all in accordance with the terms of such debt securities and the CUSA Indenture (the payment obligations by Chevron Corporation identified in subparagraphs (i) through (iii) being collectively referred to herein as the “Guaranteed Obligations”). All payments by the Guarantor shall be made in lawful money of the United States of America. Each Guaranty shall be unsecured and unsubordinated indebtedness of the Guarantor and rank equally with other unsecured and unsubordinated indebtedness for borrowed money of the Guarantor.

Each Guaranty shall terminate and be of no further force and effect (i) subject to customary contingent restatement provisions, upon payment in full of the aggregate principal amount of all applicable debt securities then outstanding and all other Guaranteed Obligations of the Guarantor then due and owing or (ii) upon legal or covenant defeasance of the issuer’s obligations in accordance with the terms of the CUSA Indenture or the full satisfaction and discharge of the CUSA Indenture with respect to all series of debt securities issued thereunder; provided that all Guaranteed Obligations incurred to the date of such satisfaction and discharge have been paid in full.

Under the CUSA Indenture, the Guarantor covenants that so long as it has any outstanding obligations under a Guaranty, it will maintain its corporate existence, will not dissolve, sell or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it; provided that the Guarantor may, without violating such covenants, consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it, or sell or otherwise transfer to another corporation all or substantially all of its assets as an entirety and thereafter dissolve, if (i) the surviving corporation shall be incorporated and existing under the laws of one of the States of the United States of America, (ii) the surviving corporation assumes, if such corporation is not the Guarantor, all of the obligations of the Guarantor under the applicable Guaranty, (iii) the surviving corporation and issuer are not, after such transaction, otherwise in default under any provisions of the CUSA Indenture and (iv) the trustee receives from the Guarantor an officers’ certificate and an opinion of counsel that the transaction and any supplemental indenture, as the case may be, complies with the applicable provisions of the CUSA Indenture.

Each Guaranty shall provide that in the event of a default in the payment of principal of and any interest and any premium which may be payable by CUSA in respect of the debt securities issued by CUSA, the holder of such debt securities may institute legal proceedings directly against the Guarantor to enforce the Guaranty without proceeding first against CUSA.

Redemption

If specified in the applicable prospectus supplement, the applicable issuer may elect to redeem all or part of the outstanding debt securities of a series from time to time before the maturity date of the debt securities of that series. Upon such election, the applicable issuer will notify the applicable trustee of the redemption date and the principal amount of debt securities of the series to be redeemed. If less than all the debt securities of the series are to be redeemed, the particular debt securities of that series to be redeemed will be selected by the applicable trustee in accordance with the depositary’s procedures, in the case of notes represented by a global note, or by lot, in the case of notes that are not represented by a global note. The applicable prospectus supplement will specify the redemption price for the debt securities to be redeemed (or the method of calculating such price), in each case in accordance with the terms and conditions of those debt securities.

Unless otherwise specified in a supplemental indenture, notice of redemption will be given to each holder of the debt securities to be redeemed not less than 10 nor more than 60 days prior to the date set for such redemption (or within such period as otherwise specified or as contemplated by the applicable indenture for debt securities of a series). This notice will identify the debt securities to be redeemed and will include the following information: the redemption date; the redemption price (or the method of calculating such price); if less than all of the outstanding debt securities of such series are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the particular debt securities to be redeemed; the place or places where such debt securities are to be surrendered for payment of the redemption price; and, if applicable, the CUSIP number of the debt securities to be redeemed.

By no later than 11:59 a.m. (New York City time) on the redemption date, the applicable issuer will deposit or cause to be deposited with the applicable trustee or with a paying agent (or, if such issuer is acting as its own paying agent with respect to the debt securities being redeemed, the applicable issuer will segregate and hold in trust as provided in the applicable indenture) an amount of money sufficient to pay the aggregate redemption price of, and (except if the redemption date shall be an interest payment date or the debt securities of such series provide otherwise) accrued interest on, all of the debt securities or the part thereof to be redeemed on that date. On the redemption date, the redemption price will become due and payable upon all of the debt securities to be redeemed, and interest, if any, on the debt securities to be redeemed will cease to accrue from and after that date. Upon surrender of any such debt securities for redemption, the applicable issuer will pay those debt securities surrendered at the redemption price together, if applicable, with accrued interest to the redemption date. If the redemption date is after a regular record date and on or prior to the applicable interest payment date, the accrued and unpaid interest shall be payable to the holder of the redeemed securities registered on the relevant regular record date, subject to the applicable procedures of the depositary.

Any debt securities to be redeemed only in part must be surrendered at the office or agency established by the applicable issuer for such purpose, and such issuer will execute, and the applicable trustee will authenticate and deliver to a holder without service charge, new debt securities of the same series and of like tenor, of any authorized denominations as requested by such holder, in a principal amount equal to and in exchange for the unredeemed portion of the debt securities that such holder surrenders.

Covenants of the Applicable Issuer

The respective indenture sets forth limited covenants that will apply to each series of debt securities issued by the applicable issuer under the applicable indenture, unless otherwise specified in the applicable prospectus supplement. However, these covenants do not, among other things:

•	limit the amount of indebtedness or lease obligations that may be incurred by such issuer or the Guarantor, if applicable, and their respective subsidiaries;

•

limit such issuer’s or the Guarantor’s, if applicable, ability or that of their respective subsidiaries to issue, assume or guarantee debt secured by liens (including in connection with any consolidation or merger);

•	restrict such issuer or the Guarantor, if applicable, from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock; or

•	place any restrictions on sale and leaseback transactions.

Certain other debt securities of Chevron Corporation or CUSA outstanding at any time may benefit from one or more of the type of covenants noted above.

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by the applicable issuer with certain restrictive provisions of the applicable indenture.

Consolidation, Merger and Sale of Assets

The respective indenture provides that the applicable issuer may consolidate with or merge with or into any other person, and may sell, transfer, or lease or convey all or substantially all of its properties and assets to another person; provided that the following conditions are satisfied:

•

The applicable issuer is the continuing entity, or in the case of the applicable issuer, the resulting, surviving or transferee person (the “Successor”) is a person (if such person is not a corporation, then the Successor will include a corporate co-issuer of the debt securities) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor (if not the applicable issuer) will expressly assume, by supplemental indenture, all of the applicable issuer’s obligations under the debt securities and the applicable indenture;

•	immediately after giving effect to such transaction, no default or event of default under the applicable indenture has occurred and is continuing;

•

the Guarantor, if applicable, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guaranty shall apply to such Successor’s obligations under the Securities and the applicable indenture; and

•

the applicable trustee receives from the applicable issuer an officers’ certificate and an opinion of counsel that the transaction and such supplemental indenture, as the case may be, complies with the applicable provisions of the applicable indenture.

If the applicable issuer consolidates or merges with or into any other person or sells, transfers, leases or conveys all or substantially all of its properties and assets in accordance with the applicable indenture, the Successor will be substituted for such issuer in the applicable indenture, with the same effect as if it had been an original party to such indenture. As a result, the Successor may exercise such issuer’s rights and powers under the applicable indenture, as applicable, and the such issuer will be released from all its liabilities and obligations under such indenture and under the debt securities.

For purposes of this covenant, “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

Events of Default

The respective indenture defines an event of default with respect to any particular series of debt securities as any one of the following events:

•	default in the payment of interest on any debt securities of a series issued under the applicable indenture for 30 days after becoming due;

•	default in the payment of the principal of or any premium, if any, on any debt securities of a series issued under the applicable indenture at its stated maturity date;

•	default in the deposit of any sinking fund payment when and as due by the terms of any series of securities issued under the applicable indenture;

•

default in the performance or breach of any other covenant or warranty in the applicable indenture (other than a covenant included in the applicable indenture solely for the benefit of any series of debt securities other than that series) for 90 days after notice to the applicable issuer by the applicable trustee or to such issuer and such trustee by the holders of at least twenty-five percent (25%) in principal amount of the debt securities of all series affected;

•	particular events of bankruptcy, insolvency or similar reorganization of the applicable issuer or the Guarantor, if applicable; or

•	any other event of default provided with respect to debt securities of that series.

An event of default with respect to one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities. If an event of default with respect to the debt securities of any one or more series occurs and is continuing, the applicable trustee or the holders of not less than twenty-five percent (25%) in aggregate principal amount of the debt securities of each such series may declare the principal amount (or such portion thereof as may be specified in the prospectus supplement relating to any such series) of all of the debt securities of that series, together with any accrued interest, to be immediately due and payable. Under certain conditions, such a declaration may be annulled. Notwithstanding the foregoing, if an event of default pursuant to events of bankruptcy, insolvency or similar reorganization of the applicable issuer or the Guarantor, if applicable, occurs, the unpaid principal of, premium, if any, and any accrued and unpaid interest on all the debt securities shall become and be immediately due and payable without further action or notice on the part of the applicable trustee or any holder.

The respective indenture provides that the applicable trustee shall, within 90 days after the occurrence of a default actually known to such trustee, give the holders of debt securities notice of all uncured defaults actually known to one of its responsible officers (the term “default” to mean the events specified above without grace periods); provided, however, that, except in the case of default in the payment of principal of, premium, if any, or interest on any debt security, such trustee shall be fully protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of debt securities.

The applicable issuer will be required to furnish to the applicable trustee annually a statement by the principal financial officer, the principal executive officer, or the principal accounting officer of the applicable issuer stating whether or not, to the best of his or her knowledge, such issuer is in default in the performance and observance of any of the terms, provisions and conditions under the applicable indenture and, if such issuer is in default, specifying each such default and what actions have been taken to cure such default.

The holders of a majority in principal amount of the outstanding debt securities of all series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on such trustee with respect to the debt securities of such series, and to waive certain defaults with respect thereto. The applicable indenture provides that in case an event of default shall occur and be continuing, such trustee shall exercise such of its rights and powers under the applicable indenture, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provisions, the applicable trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of debt securities unless they shall have offered to the trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of the holders of all debt securities of that series, waive any past default and its consequences under the applicable indenture with respect to the debt securities of that series, except a default (1) in the payment of principal or premium, if any, or interest on debt securities of that series or (2) in respect of a covenant or provision of such indenture that cannot be modified or amended without the consent of the holder of each debt security of that series. Upon any such waiver, such default will cease to exist, and any event of default arising therefrom will be deemed to have been cured, for every purpose of the applicable indenture; however, no such waiver will extend to any subsequent or other default or event of default or impair any rights consequent thereon.

Modifications and Waivers

Modification and amendments of the applicable indenture and the debt securities of any series may be made by the applicable issuer, the Guarantor, if applicable, and the applicable trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security of that series affected thereby:

•	change the stated maturity of the principal of, premium, if any, or installment of interest on, any debt security;

•

reduce the principal amount of any debt security or reduce the amount of the principal of any debt security which would be due and payable upon a declaration of acceleration of the maturity thereof or reduce the rate of interest on any debt security;

•	reduce any premium payable on the redemption of any debt security or change the date on which any debt security may or must be redeemed;

•	change the coin or currency in which the principal of, premium, if any, or interest on any debt security is payable;

•

impair the right of any holder to institute suit for the enforcement of any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take certain actions;

•	reduce the requirements for quorum or voting by holders of debt securities in the applicable indenture or the debt security;

•

modify any of the provisions in the applicable indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of debt securities except to increase any percentage vote required or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby; or

•	modify any of the above provisions.

The applicable issuer, the Guarantor, if applicable, and the applicable trustee may, without the consent of any holders, modify or amend the terms of the applicable indenture and the debt securities of any series with respect to the following:

•	to add to the applicable issuer’s covenants for the benefit of holders of the debt securities of all or any series or to surrender any right or power conferred upon such issuer;

•

to evidence the succession of another person to, and the assumption by the successor of the applicable issuer’s covenants, agreements and obligations under, the applicable indenture pursuant to the covenant described under “—Covenants—Consolidation, Merger and Sale of Assets”;

•

in the case of the CUSA Indenture, to evidence the succession of another corporation to, and the assumption by the successor of the Guarantor’s covenants, agreements and obligations under, the CUSA Indenture pursuant to the covenant described under “—Guaranty”;

•	to add any additional events of default for the benefit of holders of the debt securities of all or any series;

•	to add one or more guarantees or co-obligors for the benefit of holders of the debt securities;

•

to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the debt securities of one or more series and/or to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of the trusts under the applicable indenture by more than one trustee;

•	to provide for the issuance of additional debt securities of any series;

•	to establish the form or terms of debt securities of any series as permitted by the applicable indenture;

•	to comply with the roles of any depositary;

•	to secure the debt securities;

•	to add or change any of the provisions of the applicable indenture as necessary to permit the issuance of debt securities in uncertificated form;

•

to add to, change or eliminate any of the provisions of the applicable indenture in respect of one or more series of debt securities; provided that any such addition, change or elimination (a) shall neither (1) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (2) modify the rights of the holder of any such debt security with respect to such provision or (b) shall become effective only when there is no debt security described in clause (a)(1) outstanding;

•	to cure any ambiguity, omission, defect or inconsistency;

•	to change any other provision; provided that the change does not adversely affect the interests of the holders of debt securities of any series in any material respect;

•

to supplement any of the provisions of the applicable indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities pursuant to the applicable indenture; provided that any such action shall not adversely affect the interests of the holders of debt securities of such series or any other series of debt securities in any material respect;

•	to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the debt securities may be listed or traded; or

•

to add to, change or eliminate any of the provisions of the applicable indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act, provided that such action does not adversely affect the rights or interests of any holder of debt securities in any material respect.

Defeasance and Discharge

The applicable issuer may discharge certain obligations to holders of the debt securities of a series bearing interest at a fixed rate of interest that have not already been delivered to the applicable trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including, but not limited to, the principal and premium, if any, and interest to the date of such deposit (if the debt securities have become due and payable) or to the maturity thereof or the redemption date of the debt securities of that series, as the case may be. The applicable issuer may direct the applicable trustee to invest such funds in U.S. Treasury securities with a maturity of one year or less or in a money market fund that invests solely in short-term U.S. Treasury securities.

The applicable indenture provides that the applicable issuer may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of a series (except for, among other things, obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from the applicable issuer’s obligations to comply with the restrictive covenants under the applicable indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to the debt securities of a series and the fourth and sixth bulleted provision under “—Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by the applicable issuer with the applicable trustee, in trust, of an amount in U.S. dollars, or U.S. government obligations, or both, applicable to the debt securities of that series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay the principal or premium, if any, and interest on the debt securities on the scheduled due dates therefor.

If the applicable issuer effects covenant defeasance with respect to the debt securities of any series, the amount in U.S. dollars, or U.S. government obligations, or both, on deposit with the applicable trustee will be sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the debt securities of that series at the time of the stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such event of default. However, the applicable issuer would remain liable to make payment of such amounts due at the time of acceleration.

The applicable issuer will be required to deliver to the applicable trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the debt securities of that series to recognize income, gain or loss for federal income tax purposes. If the applicable issuer elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

The applicable issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

Governing Law

The indentures, the debt securities and associated Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

Deutsche Bank Trust Company Americas shall serve as the initial trustee under each of the indentures.

The applicable indenture provides that there may be more than one trustee under such indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee under that indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of debt securities for which it is the trustee under the applicable indenture.

In certain instances, the applicable issuer or the holders of a majority of the then-outstanding principal amount of a series of debt securities may remove a trustee from one or more series of debt securities for which it is a trustee under that indenture and appoint a successor trustee to such series of debt securities.

From time to time, a trustee may also serve as trustee under other indentures relating to debt securities issued by the issuers, the Guarantor or affiliated companies and may engage in commercial transactions with the issuers, the Guarantor and affiliated companies. Further, a trustee may become the owner or pledgee of any of the debt securities for which it is a trustee under the applicable indenture with the same rights and powers it would have if it were not the trustee.

PLAN OF DISTRIBUTION

Debt securities may be sold in any one or more of the following ways:

•	directly to purchasers or a single purchaser;

•	through agents;

•	through dealers; or

•	through one or more underwriters acting alone or through underwriting syndicates led by one or more managing underwriters;

each as may be identified in a prospectus supplement relating to an issuance of debt securities.

If debt securities described in a prospectus supplement are underwritten, the prospectus supplement will name each underwriter of the securities. Only underwriters named in a prospectus supplement will be deemed to be underwriters of the securities offered by that prospectus supplement. Prospectus supplements relating to underwritten offerings of securities will also describe:

•	the discounts and commissions to be allowed or paid to the underwriters;

•	all other items constituting underwriting compensation;

•	the discounts or concessions to be allowed or reallowed or paid to dealers, if any; and

•	the exchanges, if any, on which the securities will be listed.

Debt securities may be sold directly by the applicable issuer through agents designated by such issuer from time to time. Any agent involved in the offer or sale of securities, and any commission payable by the applicable issuer, as applicable, to such agent, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent involved in the offer or sale of securities will be acting on a best efforts basis for the period of its appointment.

If indicated in a prospectus supplement, the obligations of the underwriters will be subject to conditions precedent. With respect to a sale of debt securities, the underwriters will be obligated to purchase all securities offered if any are purchased.

The applicable issuer and the Guarantor, if a Guaranty is issued, will indemnify any underwriters and agents against, and contribute toward, various civil liabilities, including liabilities under the Securities Act. Underwriters and agents may engage in transactions with or perform services for Chevron and its affiliated companies in the ordinary course of business.

LEGAL MATTERS

The validity of any debt securities and Guaranty offered by Chevron Corporation under this prospectus will be passed upon by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California. The validity of any debt securities offered by CUSA under this prospectus will be passed upon by Morgan, Lewis & Bockius LLP, Pittsburgh, Pennsylvania. Unless otherwise indicated in the applicable prospectus supplement, Cleary Gottlieb Steen & Hamilton LLP, New York, New York, will pass on certain legal matters for any underwriters, agents or dealers.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Chevron Corporation for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Tengizchevroil LLP, incorporated in this prospectus by reference to the Annual Report on Form 10-K of Chevron Corporation for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

$

Chevron U.S.A. Inc.

$                 % Notes Due

$             Floating Rate Notes Due

$                 % Notes Due

$             Floating Rate Notes

$                 % Notes Due

$                 % Notes Due

$                 % Notes Due

Fully and unconditionally guaranteed by

Chevron Corporation

Prospectus Supplement

Joint Book-Running Managers

CITIGROUP	BARCLAYS	J.P. MORGAN

BNP PARIBAS	BofA SECURITIES	HSBC	SOCIETE GENERALE

August     , 2020